UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 20, 2014

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 20, 2014, the Board of Directors of FBL Financial Group approved an increase to the quarterly cash dividend to common stockholders to $0.35 per share from $0.15 per share. FBL Financial Group’s Board of Directors has also authorized a plan for FBL to repurchase $50 million of its Class A common stock.

The $50 million repurchase plan allows FBL Financial Group to repurchase up to $50 million of Class A common stock, and will commence upon the earlier of the completion of the current $30 million repurchase plan or its expiration on March 31, 2014. Currently, there is approximately $20.3 million remaining under the $30 million repurchase program. The new repurchase plan authorizes FBL Financial Group to make repurchases in the open market or through privately negotiated transactions, with the timing and terms of the purchases to be determined by management based on market conditions. Completion of the program is dependent on market conditions and other factors. There is no guarantee as to the exact timing of any repurchases or the number of shares, if any, that FBL Financial Group will repurchase. The share repurchase program may be modified or terminated by FBL Financial Group at any time without prior notice.

On February 20, 2014, FBL Financial Group issued a news release regarding the dividend increase and share repurchase authorization. The news release is filed as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL FINANCIAL GROUP, INC.
Registrant

Date: February 20, 2014

/s/ Donald J. Seibel
Donald J. Seibel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No:    Description
99.1      News Release of FBL Financial Group dated February 20, 2014